Exhibit 10.41

ARCHROCK DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of October 28, 2021)

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5.10	Acceleration of Benefits	15
ARTICLE VI CLAIMS		15
6.1	Claims Procedures	15
6.2	Arbitration	20
ARTICLE VII SOURCE OF FUNDS; TRUST		21
7.1	Source of Funds	21
7.2	Trust	21
ARTICLE VIII ADMINISTRATIVE COMMITTEE		22
8.1	Action	22
8.2	Rights and Duties	22
8.3	Compensation, Indemnity, and Liability	24
8.4	Designation of Participating Companies	24
ARTICLE IX AMENDMENT AND TERMINATION		25
9.1	Amendments	25
9.2	Termination of the Plan	26
ARTICLE X MISCELLANEOUS		26
10.1	Taxation	26
10.3	No Employment Contract	27
10.5	Headings	27
10.6	Gender and Number	27
10.7	Successors	27
10.8	Assignment of Benefits	28
10.9	Entire Plan	28
10.10	Legally Incompetent	28
10.12	Notice	28
10.13	Governing Law and Jurisdiction	28

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ARCHROCK DEFERRED COMPENSATION PLAN

Effective as of October 28, 2021 (the “Effective Date”), Archrock Services, L.P. (the “Company”) hereby amends and restates the Archrock Deferred Compensation Plan.

HISTORY AND PURPOSE

A.History.

January 1, 2008. The Plan was originally established effective as of January 1, 2008, as the “Exterran Deferred Compensation Plan” by Exterran Holdings, Inc. (which was later renamed Archrock, Inc.). When the Plan was established, the deferred compensation and employer matching contributions in the Exterran Inc. Employees’ Supplemental Savings Plan (the “ESSP”) that were earned or vested after December 31, 2004, along with all earnings, gains and losses attributable thereto (i.e., those amounts that were subject to compliance with Section 409A), were segregated and transferred from the ESSP into the Plan.

November 1, 2015. As of November 1, 2015:

•	sponsorship of the Plan was transferred from Archrock, Inc. to the Company;
•	the Plan was restated and renamed as the Archrock Deferred Compensation Plan;
•

the portion of the Plan relating to “Spinco Employees”, as defined in the “Employee Matters Agreement by and between Exterran Holdings, Inc. and Exterran Corporation, dated on or around November 3, 2015” (the “Employee Matters Agreement”), was spun off into a separate deferred compensation plan (the “Spinoff Plan”);

•

any Participant in the Plan who was classified as a Spinco Employee pursuant to the terms of the Employee Matters Agreement began participating in the Spinoff Plan and ceased to be entitled to any benefit under the Plan; and

•	any claims relating to the Plan by a Spinco Employee (including claims for benefits and all claims relating to periods before November 1, 2015) were required to be made under the Spinoff Plan.

December 17, 2020. The Plan was amended, effective as of December 17, 2020, via the “First Amendment” to conform to changes in law following the proposed regulations issued by the IRS under Code Section 162(m) which provide regulatory guidance on the changes made to Code Section 162(m) by the 2017 Tax Cuts and Jobs Act.

October 28, 2021. The Plan is hereby amended and restated, in its entirety, to incorporate the “First Amendment”, eliminate the mandatory six-month suspension following a distribution due to Unforeseeable Emergency, and make certain other changes to the Plan as were determined by the Company to be necessary or appropriate.

B.Purpose. The primary purpose of the Plan is to provide eligible Participants with an opportunity to maximize savings benefits by (i) allowing eligible Participants to defer

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Compensation, including Compensation in excess of the applicable limit under Code Section 40l(a)(l7), and (ii) providing an employer matching contribution, including a restorative contribution to make up for limitations on matching contributions to the Savings Plan under the Code, thereby providing greater incentives to such employees to remain in service with the Participating Companies and maintain the highest standards of performance.

C.Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees as described in Title I of ERISA. The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

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ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when capitalized, shall have the meanings set forth below unless a different meaning plainly is required by the context.

1.1Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the current balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. Separate sub-accounts may be maintained within each Account as deemed necessary by the Committee, including, but not limited to, Base Salary Deferral Accounts, Bonus Deferral Accounts, Company Restorative Contribution Accounts and Company Discretionary Contribution Accounts.

1.2Affiliate shall mean (i) any corporation or other entity that is required to be aggregated with the Company under Code Section 414(b) or (c) and (ii) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan (and any entity that would be considered to be the same Service Recipient as such Affiliate under Section 409A).

1.3Base Salary shall mean the Participant’s base salary or wages paid to him by a Participating Company for a Plan Year (before any Deferral Contributions or Elective Deferrals). The Base Salary of a Participant as reflected on the books and records of the Participating Company shall be conclusive.

1.4Beneficiary shall mean such natural person or persons or the trustee of an inter vivos trust for the benefit of natural persons entitled to benefits hereunder following a Participant’s death.

1.5Bonus shall mean the annual cash bonus (if any) paid to a Participant under a Participating Company’s annual short-term bonus or incentive plan or program for a Plan Year and, if designated by the Committee in its sole discretion prior to a Plan Year, regular commissions paid to a Participant by a Participating Company for such Plan Year (before any Deferral Contributions or Elective Deferrals); provided, however, the term “Bonus” shall not include any other bonuses paid to the Participant, including, but not limited to, sign-on, retention, other special or discretionary bonuses, or non-regular types of commissions paid to the Participant.

1.6Business Day shall mean any day other than a Saturday, Sunday, or other day on which the New York Stock Exchange is closed for business.

1.7Code shall mean the Internal Revenue Code of 1986, as amended.

1.8Committee shall mean the Compensation Committee of the Board of Directors of Parent or such other committee appointed by Parent to act as administrator of the Plan and to perform the duties described in Article VIII.

1.9Company shall mean Archrock Services, L.P. or its successors in interest.

1.10Company Discretionary Contributions shall mean the contribution made by the applicable Participating Company to a Participant in such amount and as subject to such vesting requirements as described in Section 3.6.

1.11Company Restorative Contributions shall mean the contribution made by the applicable Participating Company to a Participant as described in Section 3.5.

1.12Company Stock shall mean the common stock, par value $0.01 per share, of Parent.

1.13Compensation shall mean a Participant’s Base Salary and Bonus for a Plan Year.

1.14Deferral Contributions shall mean, for each Plan Year, that portion of a Participant’s Base Salary and/or Bonus deferred under the Plan pursuant to Sections 3.2 and 3.3.

1.15Deferral Election shall mean a written, electronic, or other form of election permitted by the Committee pursuant to which a Participant may elect to defer a portion of his Base Salary and/or Bonus under the Plan.

1.16Disability or Disabled shall mean a physical or mental impairment that (i) entitles a Participant to benefits under the Company’s long-term disability plan and (ii) qualifies as a “Disability” under Code Section 409A(a)(2)(C), as determined by the Committee, in its sole discretion, but consistent with Treasury regulation § l.409A-3(i)(4) (or any successor regulations or other authoritative guidance thereto).

1.17Effective Date shall mean the effective date of this amendment and restatement of the Plan which is October 28, 2021.

1.18Elective Deferrals shall mean, for each Plan Year, a Participant’s elective deferrals to the Savings Plan.

1.19Eligible Employee shall mean, for a Plan Year, an employee of a Participating Company who (i) is a U.S. citizen (including an expatriate) or U.S. resident, (ii) is within “a select group of key management or highly compensated employees” (as described in Title I of ERISA) and (iii) is selected for participation in the Plan by the Committee.

1.20Employee Matters Agreement shall mean the Employee Matters Agreement by and between Parent and Exterran Corporation, dated on or around November 3, 2015.

1.21ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.22ESSP shall mean the Exterran Inc. Employees’ Supplemental Savings Plan, as in effect on December 31, 2007.

1.23Installment Payments shall mean a series of individual payments made annually over a period of years elected by a Participant pursuant to Section 5.3, with each such payment equal to the amount resulting from the multiplication of the Participant’s Account balance by a fraction, the numerator of which is “1” and the denominator of which is the number of years remaining in the period (for example, if the period is 10 years, then the Installment Payment in year one is equal to the Account balance multiplied by 1/10; in year two, the Account balance multiplied by 1/9; and so forth such that in year 10, the entire remaining Account balance is paid to the Participant (i.e., Account balance multiplied by 1/1)).

1.24Investment Election shall mean an election, made in such form as the Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account shall be deemed to be invested.

1.25Investment Funds shall mean the investment funds selected from time to time by the Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan. In the absence of such Committee selection, the investment funds shall be the same as those held under the Savings Plan.

1.26Parent shall mean Archrock, Inc. (f/k/a Exterran Holdings, Inc.) or any successor in interest thereto.

1.27Participant shall mean any person who participates in the Plan pursuant to the provisions of Article II, or who otherwise has an Account under the Plan.

1.28Participating Company shall mean the Company and each Affiliate that is designated by the Committee as a Participating Company, as described in Section 8.4 and set forth on Appendix A of the Plan. The term Participating Company shall also include any Affiliate that is deemed to be a Participating Company pursuant to Section 3.4(b).

1.29Plan shall mean the Archrock Deferred Compensation Plan, as amended and restated herein, and any amendments hereto.

1.30Plan Year shall mean the 12-month period ending on December 31 of each year.

1.31Recordkeeper shall mean the third-party recordkeeper for the Plan as designated by the Committee.

1.32Savings Plan shall mean the Archrock 401(k) Plan, as amended from time to time.

1.33Section 409A shall mean Code Section 409A.

1.34Separation from Service shall mean a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury regulation § l.409A-l(h) (or any successor regulations or other authoritative guidance thereto), including separation due to death.

1.35Service Recipient shall mean, with respect to any Participant, the group containing those corporations or other entities that are required to be aggregated with the Affiliate employing such Participant under Code Section 414(b) or (c) and which, together with such Affiliate, would constitute a single “service recipient” within the meaning of Treasury regulation § 1.409A-1(g) (or any successor regulations or other authoritative guidance thereto).

1.36Trust shall mean the trust established pursuant to the Trust Agreement.

1.37Trust Agreement shall mean that certain trust agreement between Parent and the Trustee, as amended from time to time, providing for the administration and investment of the Trust Fund.

1.38Trust Fund shall mean the fund established under the Trust Agreement for purposes of allocating funds to satisfy obligations arising under the Plan.

1.39Trustee shall mean the trustee in effect under the Trust Agreement.

1.40Unforeseeable Emergency shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant; provided, however, that the event meets the definition of “unforeseeable emergency” under Code Section 409A(a)(2)(B)(ii) and Treasury regulation § 1.409A-3(i)(3)(i) (or any successor regulations or other authoritative guidance thereto) .

1.41Valuation Date shall mean each Business Day; provided, however, that the value of an Account on a day other than a Business Day shall be the value determined for the immediately preceding Business Day.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1Eligibility.

(a)Annual Participation. An Eligible Employee’s participation shall become effective as of the first day of the Plan Year, provided he satisfies the procedures for participation in the Plan described in Section 2.2, or is otherwise eligible for a Company Restoration Contribution under Section 3.5. Employees whose benefits under the ESSP were transferred to the Plan shall be Participants with respect to such benefits.

(b)Interim Plan Year Participation. Each individual who becomes employed with a Participating Company during the Plan Year and who is designated as an Eligible Employee shall be eligible to participate in the Plan for a portion of such Plan Year by electing to make Deferral Contributions, provided, however, that such individual is not otherwise eligible for, or a participant in, a “plan” which is aggregated with this Plan for purposes of Section 409A. Such individual’s participation shall become effective as soon as administratively practicable after the date he satisfies the procedures for participation in the Plan described in Section 2.2. Such procedures must be satisfied within 30 days following the date he becomes an Eligible Employee.

2.2Procedure for Participation. Each Participant shall complete such forms and provide such data in a timely manner as required by the Committee. Such forms and data may include, without limitation, a Deferral Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation in accordance with the terms of the Plan of a Beneficiary to receive any death benefits payable hereunder. A Participant must timely submit a new Deferral Election for each Plan Year for which the Participant elects to make Deferral Contributions. The Deferral Election of a Participant who is an Eligible Employee for a portion of a Plan Year (pursuant to Section 2.1(b)) shall be effective only with respect to Compensation paid for services performed after the Deferral Election is made and effective.

2.3Cessation of Active Participation.

(a)Each Participant who incurs a Separation from Service shall cease to be eligible to receive or make any contributions under the Plan as of the date of such Separation from Service.

(b)In the event a Participant ceases to be an employee of any Participating Company but does not incur a Separation from Service due to a transfer of employment to an Affiliate which is not a Participating Company, (i) the Affiliate shall be deemed to be designated as a Participating Company with respect to that Participant for the remainder of the Plan Year pursuant to Section 3.4(b), (ii) by employing such Participant, the Affiliate shall be deemed to have consented to its designation as a Participating Company for the remainder of the Plan Year, and (iii) the Participant shall become an inactive Participant in the Plan as of the first day of the next following Plan Year unless the Company formally designates such Affiliate as a Participating Company in accordance with Section 8.4 on or before December 31 of the Plan Year in which the employment transfer occurs.

(c)The Committee may remove an employee from active Participant status, effective as of the start of the next subsequent Plan Year, at any time prior to the first day of such Plan Year.

(d)If a Participant’s active participation in the Plan ends, such Participant shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account balance is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences participation in the Plan. During the period of time that a person is an inactive Participant in the Plan, he shall be ineligible to make Deferral Contributions and his Account shall continue to be credited with allocable earnings, gains, and losses as provided in Section 3.8. An inactive Participant shall continue to be eligible to make Investment Elections in accordance with Section 4.2.

ARTICLE III

PARTICIPANT ACCOUNTS; DEFERRALS AND CREDITING

3.1Participant Accounts.

(a)Establishment of Accounts. The Committee shall establish and maintain an Account on behalf of each Participant. To the extent provided herein, each Participant’s Account shall be credited with Deferral Contributions, Company Restorative Contributions, and Company Discretionary Contributions, along with the allocable earnings, gains and losses attributable to such amounts, based upon the Participant’s Investment Elections, and shall be debited by the amount of all distributions. Each Participant’s Account shall be maintained until the vested balance thereof has been distributed to, or on behalf of, such Participant or his Beneficiary. Deferral Contributions that were earned or vested after December 31, 2004 (along with all allocable earnings, gains and losses attributable thereto) under the ESSP and transferred to the Plan shall be evidenced and posted under a Participant’s Account. Employer matching contributions that were earned or vested after December 31, 2004 (along with all allocable earnings, gains and losses attributable thereto) under the ESSP and transferred to the Plan shall be evidenced and posted under a Participant’s Company Restorative Contribution Account.

(b)Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. No monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Participating Companies (except as may be provided under Section 7.2). Any amounts credited with respect to Participants paid in currencies other than U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the crediting date.

(c)Several Liabilities. Each Participating Company shall be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of all undistributed Deferral Contributions withheld from Participants’ Compensation paid or payable by each such Participating Company, Company Restorative Contributions and Company Discretionary Contributions made on behalf of the Participants employed by the Participating Company, and all allocable investment earnings, gains and losses attributable to such amounts. The Committee shall allocate the total liability to pay benefits under the Plan among the Participating Companies in accordance with the immediately preceding sentence, and the Committee’s determination in such matters shall be final and binding on each Participant and Participating Company.

(d)General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan shall be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary shall be, and remain no more than, an unsecured, general creditor of such Participating Company.

3.2Deferrals of Base Salary. Each Participant who is eligible to participate in the Plan as of the first day of a Plan Year, and each Participant who becomes eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1(b), may elect to have Deferral Contributions of his Base Salary made on his behalf for such Plan Year (or portion thereof) by completing and delivering to the Committee (or its delegate) a Deferral Election setting forth the terms or his election. Subject to the terms and conditions set forth in Section 3.4, a Deferral Election shall provide for the reduction of a Participant’s Base Salary payable in certain regular paychecks paid during the Plan Year for which the Deferral Election is in effect. For Deferral Contributions made for Plan Years that begin before January 1, 2022, a Participant may elect to defer up to a maximum of 100% of his Base Salary for the pay period (less any required taxes and other withholdings). For Deferral Contributions made for Plan Years that begin on or after January 1, 2022, a Participant may elect to defer up to a maximum of 90% of his Base Salary for the pay period (less any required taxes and other withholdings). The Committee, in its sole discretion, may change the maximum percentage set forth in this Section 3.2 from time to time prior to the beginning of any Plan Year.

3.3Deferrals of Bonus. Each Participant who is eligible to participate in the Plan as of the first day of a Plan Year may elect to have a Deferral Contribution from his Bonus made on his behalf for such Plan Year. Each Participant who becomes eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1(b), may elect to have a Deferral Contribution from his Bonus made with respect to the portion of his Bonus attributable to services performed during the Plan Year after the Deferral Election is effective. In each case the Participant must complete and deliver to the Committee a Deferral Election setting forth the terms of his election. Subject to the terms and conditions set forth in Section 3.4, a Deferral Election shall provide for the reduction of a Participant’s Bonus attributable to the Plan Year for which the particular Deferral Election is in effect. For Deferral Contributions made for Plan Years that begin before January 1, 2022, a Participant may elect to defer up to a maximum of 100% of his Bonus (less any required tax or other withholdings). For Deferral Contributions made for Plan Years that begin on or after January 1, 2022, a Participant may elect to defer up to a maximum of 90% of his Bonus (less any required tax or other withholdings). The Committee, in its sole discretion, may change the maximum percentage set forth in this Section 3.3 from time to time, but prior to such Plan Year for which the change is to become effective.

3.4Procedure for Elections. Subject to any modifications, additions, or exceptions that the Committee, in its sole discretion, deems necessary, appropriate, or helpful, the following terms shall apply to such elections:

(a)Timing of Election. To be effective, a Participant’s Deferral Election must be made within the time period prescribed by the Committee (the “Election Period”). The Election Period shall end, and the Participant’s Deferral Election shall be irrevocable on a date before, the last day of the Plan Year that immediately precedes the Plan Year for which Deferral Contributions will be made (or, if designated by the Committee, an earlier date); except that, with respect to those employees who first become eligible to participate in the Plan (including any similar plan aggregated with the Plan under Section 409A) for a portion of a Plan Year pursuant to Section 2.1(b) with respect to Deferral Contributions, such Participant’s Election Period shall begin on the date that his participation becomes effective and shall extend for 30 days thereafter. If a Participant fails to submit a Deferral Election in a timely manner, he shall be deemed to have elected to not make any Deferral Contributions to the Plan for that Plan Year.

(b)Term. Each Participant’s Deferral Election shall become effective (i) on the first day of the Plan Year next following the date on which the Participant makes the Deferral Election or (ii) with respect to those employees who become eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1(b), as soon as practicable after the receipt and acceptance by the Committee of his Deferral Election. Each Participant’s Deferral Election shall remain in effect for Base Salary and/or Bonus earned during the Plan Year, or the portion of the Plan Year, as applicable, for which it applies. If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company or Affiliate, his Deferral Election with the transferor Participating Company will remain in effect and will apply to his Base Salary and/or Bonus from the transferee Participating Company or Affiliate as if he had made his Deferral Election while employed by his new employer for the duration of that Plan Year. If one or more Participants are transferred from the employment of one Participating Company to the employment of an Affiliate that is considered to be the same Service Recipient as the transferring Participating Company but is not itself a Participating Company, that Affiliate will be deemed to be a Participating Company for purposes of this Plan solely with respect to those one or more transferred Participants but only for the duration of the same Plan Year in which the transfer occurs.

(c)Revocation. A Participant may not change or revoke his Deferral Election, once it becomes irrevocable as provided in Section 3.4(a).

(i)Hardship Exception. Notwithstanding the foregoing restriction on changing or revoking his Deferral Election, any Participant who receives a distribution (A) from the Plan on account of an Unforeseeable Emergency as provided for under Section 5.6, or (B) from the Savings Plan (or another 401(k) plan maintained by the Service Recipient employing the Participant) on account of hardship, shall have his Deferral Election revoked as of the date such distribution is made. A Participant whose Deferral Election has been revoked may enter into a new Deferral Election with respect to his Base Salary and/or Bonus for any subsequent Plan Year for which he is an eligible Participant by entering into such Deferral Election under the terms of the Plan on or before the last day of the Plan Year that immediately precedes the Plan Year for which he desires to again participate and in which such Deferral Election is to be effective, provided that he is then eligible to make Deferral Contributions for such Plan Year.

(d)Crediting of Deferral Contributions. For each Plan Year that a Participant has a Deferral Election in effect, the Committee shall credit the amount of such Participant’s Deferral Contributions to his Account as of the Valuation Date which coincides with or immediately follows the date on which such amount would have been paid to him but for his Deferral Election, or as soon as administratively practicable thereafter.

(e)Tax Withholding. For each payroll period in which a Deferral Contribution is being withheld pursuant to Section 3.2 or 3.3, the Participating Company shall ratably withhold from that portion of the Participant’s Compensation that is not being deferred, the Participant’s share of FICA and other applicable employment taxes that are required to be withheld with respect to the Participant’s Deferral Contribution.

3.5Company Restorative Contributions.

(a)Except as provided in paragraph (b) below, for each Plan Year, the Participating Company employing a Participant shall credit the Participant’s Company Restorative Contribution Account with an amount, if any, equal to (i) the total of the Participant’s Deferral Contributions and Elective Deferrals (excluding any “catch-up” contributions made by the Participant to the Savings Plan) for such Plan Year, multiplied by (ii) the employer matching contribution formula under the Savings Plan for such Plan Year, with such resulting amount reduced by (iii) the employer matching contributions made to the Participant’s account under the Savings Plan for such Plan Year (excluding employer matching contributions made on any “catch-

up” contributions to the Participant’s account under the Savings Plan); provided, however, that such Participant is an employee of a Participating Company or an Affiliate (x) as of the last day of such Plan Year and (y) as of the date the contribution is credited for such Plan Year. The Company Restorative Contribution will be credited to the Participant’s Company Restorative Contribution Account as soon as administratively practicable after the close of the Plan Year to which the Company Restorative Contribution relates.

(b)If a Participant transfers employment from one Participating Company to another Participating Company, or from a Participating Company to an Affiliate, during the same Plan Year, the Company, rather than a Participating Company, shall be responsible for crediting the Participant’s Company Restorative Contribution Account for such Plan Year in accordance with paragraph (a) above.

3.6Company Discretionary Contributions. The Company may credit a Participant’s Discretionary Contribution Account at any time with an amount determined by a Participating Company and subject to such vesting restrictions as the Committee, in its sole discretion, shall determine. Any such vesting restrictions need not be the same for any Participant or group of Participants.

3.7Debiting of Distributions. As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.8Crediting of Earnings. Gains. and Losses. The Recordkeeper shall credit each Participant’s Account with all allocable earnings, gains. and/or losses in accordance with the Investment Elections made by the Participant under Article IV and any associated investment procedures adopted by the Committee.

3.9Value of Account. The value of a Participant’s Account balance as of any date shall be equal to the aggregate value of all contributions and all allocable investment earnings, gains and losses deemed credited to his Account as of the Valuation Date coinciding with or immediately preceding such date, less any amounts distributed (or forfeited) since the preceding Valuation Date, determined in accordance with this Article III.

3.10Notice to Participants of Account Balances. At least once each Plan Year, the Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.

3.11Good Faith Valuation Binding. In determining the value of the Accounts, the Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants (and their Beneficiaries) and Participating Companies.

ARTICLE IV

INVESTMENT FUNDS

4.1Selection by Committee. From time to time, the Committee shall select two or more Investment Funds for purposes of determining the rate of return on amounts in the Participants’ Accounts that are deemed to be invested in accordance with the terms of the Plan. Unless the Committee determines otherwise, the Investment Funds available under the Plan shall generally be selected from the investment options available under the Savings Plan. The Committee, in its sole discretion, may change, add, or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate (and without advance notice). With respect to Company Restorative Contributions made prior to December 31, 2007, to the extent such amounts are deemed to be invested in Company Stock immediately prior to the transfer date of the amount, such amounts shall continue to be deemed to be invested in Company Stock until the date the Participant elects to reinvest such amounts in another Investment Fund(s). Except as described above, no portion of a Participant’s Account may be deemed invested in Company Stock. Moreover, once any such amounts deemed invested in Company Stock are reinvested into another Investment Fund, such amounts may not subsequently be deemed reinvested in Company Stock. Dividends on Company Stock (including the value of any non-cash dividends) shall also be deemed reinvested in Company Stock.

4.2Participant Direction of Deemed Investments. Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the applicable Investment Funds (other than the frozen Company Stock Investment Fund). Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:

(a)Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.

(b)Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of his existing Account and the future contributions thereto that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date that the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. A Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to the Participant’s existing Account and all future contributions credited to the Participant’s Account after the Committee has a reasonable opportunity to process the election pursuant to such procedures as the Committee may determine from time to time. Subject to Section 4.1, an Investment Election made pursuant to this subsection shall remain effective unless and until changed by the Participant. If a Participant fails to make an Investment Election (or fails to make a valid or complete Investment Election), then the amounts thereafter contributed to the Participant’s Account will be deemed invested in the default Investment Fund(s).

(c)Committee’s Administrative Discretion. The Committee shall have complete discretion to adopt and revise procedures to be followed in making Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the contribution types to which such elections apply, the deadline for making elections, and the effective date of such elections. Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Section 4.2 shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V

VESTING AND DISTRIBUTION OF ACCOUNT BALANCES

5.1Vesting. A Participant shall at all times be fully vested in his Deferral Contributions, and the allocable earnings, gains, and losses attributable thereto credited to his Account with respect to such deferrals. A Participant shall vest at the same time and in the same amount in his Company Restorative Contributions as prescribed by the vesting schedule in the Savings Plan for employer matching contributions to such plan. A Participant shall vest at such times and in such amounts in his Company Discretionary Contributions as determined by the Committee. Notwithstanding any provision of the Plan to the contrary, a Participant shall be fully vested at all times in his benefit transferred to the Plan from the ESSP.

5.2Election of Time and Form of Distributions.

(a)Distribution Elections. At the time a Participant elects to defer his Compensation for a Plan Year, and in accordance with procedures established by the Committee, the Participant shall make the following distribution election or elections:

(i)Separation from Service or Disability. The Participant may timely elect to receive the benefits attributable to his Deferral Contributions and his vested Company Restorative Contributions, if any, for such Plan Year (including the allocable earnings, gains and losses attributable thereto) in the form of either a lump-sum payment or Installment Payments, as described in Section 5.3, in the event of his Separation from Service or, if applicable, Disability. Such election shall remain in effect unless and until a subsequent election is made in accordance with Section 5.5.

(ii)In-Service Distribution. The Participant may timely elect to receive the benefits attributable to his Deferral Contributions and vested Company Restorative Contributions, if any, for such Plan Year (including the allocable earnings, gains and losses attributable thereto) in the form of either a lump-sum payment or Installment Payments, as described in Section 5.3, paid or commencing (as applicable) in the calendar year specified by the Participant while such Participant is employed by an Affiliate. The foregoing notwithstanding, in the event a Participant’s Separation from Service or Disability occurs prior to such inservice payment date or the commencement of such in-service payments, his benefits shall be distributed as provided in Section 5.2(a)(i) or, if applicable, Section 5.2(b). Such election shall remain in effect unless and until a subsequent election is made in accordance with Section 5.5.

(b)Failure to Elect Form of Distribution. If a Participant fails to make an election as to the form of distribution of his Deferral Contributions and his vested Company Restorative Contributions, if any, for a particular Plan Year as provided in Section 5.2(a), the benefits attributable to such contributions (including the allocable earnings, gains and losses attributable thereto), shall be distributed in the form of a lump-sum payment (i) as soon as administratively practicable, but in no event later than 90 days following, the date of the Participant’s Separation from Service (or in accordance with Section 5.7 in the event of Participant’s death) or (ii) if earlier, upon his Disability.

5.3Time of Distribution Upon Distribution Events.

(a)Pursuant to Section 5.2, a Participant may elect to have his Account balance attributable to his Deferred Contributions and vested Company Restorative Contributions for each Plan Year paid as follows:

(i)Lump-Sum Payment. The Participant may elect to receive a lump- sum payment equal to his Account balance that is attributable to his vested contributions for the Plan Year to which such election applies. Any such lump-sum payment shall be paid on the earlier of:

(A)the date of the Participant’s Separation from Service or, if earlier, Disability, pursuant to Section 5.2(a)(i); or

(B)January 1 of the calendar year elected by the Participant pursuant to Section 5.2(a)(ii).

(ii)Installment Payments. The Participant may elect to receive annual Installment Payments over a period of two to 10 years with respect to his Account balance that is attributable to his vested contributions for the Plan Year to which such election applies. Amounts remaining unpaid shall be subject to adjustment for costs and deemed investment performance pursuant to Article III. Annual Installment Payments shall commence on the earlier of:

(A)January 1 of the calendar year immediately following the calendar year in which the date of the Participant’s Separation from Service or, if earlier, Disability occurs, pursuant to Section 5.2(a)(i); or

(B)January 1 of the calendar year elected by the Participant pursuant to Section 5.2(a)(ii) (but not prior to the end of the Participation Year in which the attributable Compensation was deferred).

(b)Delay of Distribution to Specified Employees. Notwithstanding any Plan provision to the contrary, in the case of a Participant who has been identified by the Committee, in its sole discretion, as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) as of the date of his Separation from Service, a distribution payable under the Plan by reason of the Participant’s Separation from Service (other than by reason of death) that would be paid during the six-month period commencing after such Participant’s date of Separation from Service shall be delayed until the date that is the earlier of (i) the date that is six months and one day after the date the Participant incurred a Separation from Service or (ii) the date of the Participant’s death.

(c)ESSP Prior Elections. Unless a Participant has elected otherwise in accordance with the transition election provisions under IRS Notices 2006-79 and 2007-86, such Participant’s benefit under the Plan attributable to his ESSP benefit transferred to the Plan shall be distributed in accordance with the time and form previously elected under the ESSP by the Participant for the applicable Plan Years.

(d)Form of Distribution. All lump-sum payments shall be made in cash; provided, however, that to the extent a portion of a Participant’s Account balance is deemed invested in Company Stock as of such distribution date, the Participant may elect, in the form and manner prescribed by the Committee, to have that portion or his Account distributed in whole shares of Company Stock (with any fractional shares distributed in cash). All annual installment payments shall be made in cash.

5.4Time and Form of Distribution or Company Discretionary Contributions. As applicable, the provisions of this Article V shall also apply with respect to a Participant’s Company Discretionary Contributions, unless the Committee provides otherwise in the agreement or other document providing for such contribution and to the extent consistent with the requirements of Section 409A.

5.5Subsequent Election as to Time and Form of Distribution. A Participant may revise his election for distribution of his Account balance for any Plan Year (or make an initial election) after the December 31st of the Plan Year immediately preceding such Plan Year (a “Subsequent Election”), in the form and manner prescribed by the Committee, as to the timing and/or form (from among the distribution options in Section 5.3) and to the extent consistent with the requirements of Section 409A. A Subsequent Election shall not be valid or effective unless (i) it is made no later than 12 months prior to the date upon which his benefit for such Plan Year would have been paid had no Subsequent Election been made, (ii) other than with respect to the payment of the benefit on account of death or Unforeseeable Emergency under Section 5.6, the distribution of the benefit is deferred no less than five years after the date the deferred amount would have been paid had no Subsequent Election been made, and (iii) otherwise satisfies the requirements of Treasury regulation §1.409A-2(b)(2) (or any successor regulations or guidance thereto). A Subsequent Election under this Section shall take effect only after the election has been in effect for 12 months.

5.6Distributions on Account of Unforeseeable Emergency. If a Participant has suffered an Unforeseeable Emergency, as determined by the Committee, the Committee shall cause the Participating Company to pay an in-service distribution to such Participant. Such distribution shall be paid in a single-sum payment, as soon as administratively practicable after the Participant requests the distribution and the Committee determines that the Participant has incurred an Unforeseeable Emergency, and shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Unforeseeable Emergency, plus amounts necessary to pay income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. In addition, the Participant’s Deferral Contributions shall cease for the remainder of the Plan Year. The amount of such distribution shall reduce the Participant’s Account balance as provided in Section 3.7.

5.7Beneficiary Designation and Death Benefits. In the event of the death of a Participant, notwithstanding a Participant’s election under this Article V, his Account balance shall be distributed in a cash lump-sum payment, as soon as administratively practicable following his death, but in no event later than December 31 of the calendar year next following the calendar year in which he died, as follows:

(a)General. A Participant shall designate to the Committee, in the form and manner prescribed by the Committee, the Beneficiary or Beneficiaries to receive his Account balance following his death. The Participant may at any time prior to his death change or cancel any such designation by filing a request in the form and manner prescribed by the Committee that is received and accepted by the Committee prior to the Participant’s death.

(b)No Designation. In the event of the death of the Participant, his entire Account balance shall be distributed to the Participant’s Beneficiary, or if there is no Beneficiary designation, payment will be made to the executor or legal representative of the Participant’s estate. If the Beneficiary does not predecease the Participant, but dies prior to distribution of the Participant’s entire benefit, the remaining benefit will be paid to the executor or legal representative of the Beneficiary’s estate.

5.8Taxes. If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Participating Company shall be required to pay or withhold, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Account balance). Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary or appropriate.

5.9Errors and Omissions in Accounts. If an error or omission is discovered in the Account balance of a Participant or Beneficiary, or in the amount of a Participant’s deferrals, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

5.10Acceleration of Benefits. Notwithstanding any other provision of this Plan to the contrary, in no event shall the Plan permit the acceleration of the time or schedule of any payment or distribution under the Plan, except that the Committee may accelerate a payment or distribution under the Plan as follows:

(i)to fulfill a domestic relations order, as provided in Treasury regulation § l.409A-3(j)(4)(ii) (or any successor regulations or other authoritative guidance thereto);

(ii)to comply with a certificate of divestiture, as provided in Treasury regulation § l.409A-3(j)(4)(iii) (or any successor regulations or other authoritative guidance thereto); or

(iii)to pay employment taxes on such deferred compensation, as provided in Treasury regulation § 1.409A-3(j)(4)(vi) (or any successor regulations or other authoritative guidance thereto).

ARTICLE VI

CLAIMS

6.1Claims Procedures.

(a)Initial Claim for Benefits and Timing. Each Claimant must submit his or her claim for benefits to the Committee in such form as is provided or approved by such Committee. For purposes of these Claims Procedures, the term “Claimant” means a Participant, the Participant’s authorized representative, or anyone else entitled to benefits under the Plan (such as a Beneficiary in the event of the Participant’s death) who is making a claim for benefits under the Plan.

A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to his or her filing a claim and exhausting his or her rights under these procedures. When a claim for benefits has been filed properly, such claim shall be evaluated and the Claimant shall be notified by the Committee (or its agent) of its approval or denial within a reasonable period of time but not later than ninety (90) days after the Committee’s receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant by the Committee (or its agent) prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision is expected to be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was received by the Committee).

(b)Content of Denial Notice. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (1) the specific reason(s) for the denial, (2) reference to the specific Plan provision(s) upon which the denial is based, (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (4) a description of the Plan’s appeal procedure and its applicable time limits, as set forth herein, including a statement of the Claimant’s rights to bring a civil action under Section 502(a) of ERISA pursuant to the arbitration provisions in Section 6.2 following an adverse determination on appeal.

(c)Appeal of Claim Denial. The purpose of the review procedure set forth in this Section is to provide a procedure by which a Claimant under the Plan may have a reasonable opportunity to appeal a denial of a claim for a full and fair review. If a claim is denied, in whole or in part (or if within the time periods prescribed in Section 6.1(a) above the Committee or its agent has not furnished the Claimant with a denial and the claim is therefore deemed denied), and if the Claimant wishes to appeal the denial, the Claimant must file a written request with the Committee within sixty (60) days after the date on which the Claimant received written notification of the denial that the Committee conduct a full and fair review of the denial of the claim for benefits, which shall include a hearing if deemed necessary by the Committee.

(d)Review Requirements. The Claimant shall have the opportunity to submit written comments, documents, records, and other information relevant to the Claimant’s claim for benefits. The review shall take into account all such comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)Decision on Review. The decision on review of a denied claim shall be made in the following manner:

(i)The decision on review shall be made and be communicated to the Claimant within a reasonable period of time but not later than sixty (60) days after the Committee receives the request for review unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Committee determines that an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

(ii)The decision on review shall be set forth in a manner calculated to be understood by the Claimant, shall be in writing (or electronically in conformance with ERISA), and shall include: the specific reason(s) for the decision, reference to the specific Plan provision(s) on which the decision is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits (as defined below), and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA pursuant to the arbitration provisions in Section 6.2.

(iii)In the event that the decision on review is not furnished within the time period set forth in this Section, the claim shall be deemed denied on review.

For purposes of these procedures, a document, record, or other information shall be considered “relevant” to a claim if it:

(A)Was relied upon in making the benefit determination;

(B)Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination;

(C)Demonstrated compliance with the administrative processes and safeguards designed to ensure and to verify that benefit determinations are made in accordance with Plan document and Plan provisions have been applied consistently with respect to all Claimants; or

(D)Constituted a statement of policy or guidance with respect to the Plan concerning the denied benefit.

(f)Disability Claims and Appeals. In the event a claim or appeal for benefits involves a determination of Disability, the following additional/different procedures apply. The following procedures are limited to claims where benefits are based on Disability and the Committee is determining whether the Claimant satisfies the Plan’s definition of Disability.

(i)The period during which a Claimant shall be notified of an initial claim approval or denial, as addressed in Section 6.1(e)(i) above, shall be forty-five (45) days (instead of ninety (90) days), and any necessary extension shall be limited to an additional thirty (30) days (instead of an additional ninety (90) days). An additional thirty (30) day extension will be available provided that the Committee notifies the Claimant prior to the expiration of the first thirty (30) day extension of the circumstances requiring the extension and the date by which a decision is expected to be rendered. In the case of either thirty (30) day extension under this paragraph, the extension must be determined by the Committee to be due to matters beyond the control of the Plan, and the notice of extension shall explain the standards on which entitlement to the benefit is based, the unresolved issues that prevent a decision, and any additional information needed to resolve those issues.

(ii)For purposes of Section 6.1(e)(i) above, forty-five (45) days will apply instead of (60) days.

(iii)In the event of an adverse benefit determination, the Committee shall provide the Claimant with:

(A)a statement that the Claimant has the right to receive, upon request and free of charge, the entire claim file, including reasonable access to, and copies of, all documents, records and other information relevant (as determined under Section 6.1(e) above) to the Claimant’s claim for benefits;

(B)if the adverse benefit determination is based upon an internal rule, guideline, protocol, or other similar criterion, the specific rule, guideline, protocol, or other similar criterion that was relied upon in making the adverse benefit determination;

(C)if the adverse benefit determination is not based upon an internal rule, guideline, protocol, or other similar criterion, the notification shall contain a statement that no such rule guideline, protocol, or other similar criterion exists;

(D)if the adverse benefit determination is based upon a medical necessity or experimental and/or investigational treatment or similar exclusion or limit, either (i) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or (ii) a statement that such explanation will be provided free of charge upon request; and

(E)a discussion of the decision, including an explanation of the basis for disagreeing with or not following one or more of the following: (i) the views of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant that were presented by the Claimant to the Plan, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s claim denial, without regard to whether the advice was relied upon in making the benefit determination, and (iii) a Social Security Administration disability determination regarding the Claimant that was presented to the Plan by the Claimant.

(iv)With respect to any appeal of a denial of a claim, as addressed in Section 6.1(c) above, a Claimant shall have one hundred and eighty (180) days following the receipt of written notification of denial in which to appeal to the Committee (instead of sixty (60) days). Review of the appeal will not afford deference to the initial adverse benefit determination, and will be conducted by an appropriate person (the “Reviewer”) who is not the person who made the initial adverse benefit determination or a subordinate of such person.

(A)If the Reviewer considers, relies upon or creates any new or additional evidence during the review of the adverse benefit determination, the Reviewer will provide such new or additional evidence to the Claimant, free of charge, as soon as possible and sufficiently in advance of the time within which a determination on review is required to allow the Claimant time to respond.

(B)Before the Reviewer issues an adverse benefit determination on appeal that is based on a new or additional rationale, the Claimant must be provided a copy of the rationale at no cost to the Claimant. The rationale must be provided as soon as possible and sufficiently in advance of the time within which a final determination on appeal is required to allow the Claimant time to respond.

(C)In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Reviewer shall consult with a health care professional with the appropriate training and expertise in the field of medicine involved in the medical judgment, and provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan. Any health care professional engaged for the purpose of the consultation referenced in the immediately preceding sentence shall not be a person who was consulted in connection with the initial adverse benefit determination (or the subordinate of such person).

(v)In the event of an adverse benefit determination on appeal, the Reviewer shall provide the Claimant with:

(A)if the adverse benefit determination on appeal is based upon an internal rule, guideline, protocol, or other similar criterion, the specific rule, guideline, protocol, or other similar criterion that was relied upon in making the adverse benefit determination on appeal;

(B)if the adverse benefit determination on appeal is not based upon an internal rule, guideline, protocol, or other similar criterion, the notification shall contain a statement that no such rule guideline, protocol, or other similar criterion exists;

(C)if the adverse benefit determination on appeal is based upon a medical necessity or experimental and/or investigational treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided, free of charge, upon request;

(D)the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor office and your state insurance regulatory agency”; and

(E)a discussion of the decision, including an explanation of the basis for disagreeing with or not following one or more of the following: (i) the views of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant that were presented by the Claimant to the Plan, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s claim denial, without regard to whether the advice was relied upon in making the benefit determination, and (iii) a Social Security Administration disability determination regarding the Claimant that was presented to the Plan by the Claimant.

(g)Condition to Pursuing Civil Action. If the Claimant decides to bring a civil action under Section 502(a) of ERISA regarding a denial of a claim for benefits, the Claimant must bring such civil action no later than one hundred eighty (180) days after the Plan’s final decision denying such claim.

(h)Additional Provisions. In the case of a claim for disability benefits, the Claimant is not required to file more than two appeals of an adverse benefit determination prior to bringing a civil action under Section 502(a) of ERISA. No mandatory arbitration of adverse benefit determinations will be conducted unless the arbitration is conducted as one of the two appeals required to be filed before the Claimant may bring a civil action under ERISA. If such arbitration is conducted, the Claimant is not precluded from challenging the decision under Section 502(a) of ERISA or other applicable law. All claims challenging a decision under Section 502(a) of ERISA or other applicable law must be brought in arbitration pursuant to the mandatory arbitration provisions in Section 6.2.

(i)Finality of Decisions. All decisions made by the Committee under the Plan, including determinations regarding eligibility and benefits, will be final and conclusive on all Claimants, Participants, beneficiaries and other interested persons, subject only to the above claims and appeals procedures and the requirements of ERISA.

6.2Arbitration. Subject to first exhausting all administrative remedies under Section 6.1, any dispute, controversy or claim arising out of or in connection with or relating to the denial of benefits under this Plan must be timely submitted to and settled by binding arbitration in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). The arbitration shall be subject to the Federal Arbitration Act. If the parties are unable to mutually agree upon a time and location for the arbitration, the arbitration shall be held at a place and time as designated by the arbitrator.

Any dispute, controversy, or claim submitted for resolution shall be submitted to one neutral arbitrator agreed to by the parties, who shall have the authority to render a decision in terms of findings of fact and conclusions of law. If the parties are unable to mutually agree upon the choice of an arbitrator within twenty (20) business days after the demand for arbitration was filed (and do not agree to an extension of that 20-day period), either party may request the Houston, Texas, office of the AAA to appoint the arbitrator in accordance with the Commercial Arbitration Rules of the AAA. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. The arbitration hearing shall be held within sixty (60) days after the appointment of the arbitrator. The final decision or award by the arbitrator shall be deemed issued at the place of arbitration and shall be final and binding upon the parties. Judgment upon that decision or award may be entered in any court having jurisdiction. The arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Plan, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

The parties agree that in any arbitration commenced pursuant to this Plan, the parties shall be entitled to such discovery (including depositions, requests for the production of documents, and interrogatories) as is allowed by the arbitrator after the arbitrator hears arguments for and against limits which shall be imposed on discovery by each party in arbitration. The arbitrator shall have full power and authority to limit discovery. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of Civil Procedure.

Unless the parties agree otherwise, the parties, the arbitrator, and the American Arbitration Association shall treat the arbitration proceedings, any related discovery, and the decision of the arbitrator, as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of, an award, and unless otherwise required by law to protect a legal right of a party. To the extent possible, any specific issues of confidentiality should be raised with and resolved by the arbitrator. The arbitrator shall, in his award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1Source of Funds. Except as provided in Section 7.2 (relating to the Trust if so established), each Participating Company shall provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company shall have the obligation, and the Participant or Beneficiary who is due such benefits shall look to such Participating Company to provide such benefits. Notwithstanding the foregoing, the Company in its sole discretion shall have the authority to allocate the total liability to pay benefits under the Plan among the Participating Companies in such manner and amounts as it deems appropriate.

7.2Trust. In accordance with the Trust Agreement entered into between the Company and the Trustee, if so entered into, the following provisions shall apply:

(a)Establishment. To the extent determined by the Company, the Participating Companies shall transfer the funds necessary to provide benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way otherwise subject to use by the Participating Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of all the Participating Companies.

(b)Distributions. Pursuant to the Trust Agreement, the Trustee shall make payments to Participants and Beneficiaries in accordance with a payment schedule provided by the Company. The Trustee shall make provisions for the reporting and withholding of any federal, state, or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities.

(c)Status of the Trust. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company shall not grant a security interest in the assets held in the Trust in favor of the Participants, Beneficiaries or any creditor.

7.3Deemed Participating Company. For purposes of this Article VII, the term “Participating Company” shall also include an Affiliate which is deemed to be a Participating Company in accordance with Section 3.4(b).

ARTICLE VIII

ADMINISTRATIVE COMMITTEE

8.1Action. The Committee shall be organized and shall take action in a manner provided under the Committee’s Charter or such other rules as may from time to time be adopted by or for the Committee.

8.2Rights and Duties. The Committee shall administer the Plan and shall have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a)To construe and interpret, in its discretion, all terms, provisions, conditions, and limitations of the Plan;

(b)To correct any defect, supply any omission, or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it deems, in its discretion, to be expedient to effectuate the purposes of the Plan;

(c)To make determinations required by the Plan including, without limitation, whether and when a Participant has incurred a Separation from Service;

(d)To determine benefits payable under the Plan to any Participant or Beneficiary;

(e)To compute and certify to each Participating Company and Trustee the amount, kinds and timing of benefits payable to Participants and Beneficiaries, and to determine the manner in which such benefits are to be paid;

(f)To prescribe the procedures to be followed by Participants and Beneficiaries in obtaining benefits hereunder and making Deferral Elections;

(g)To authorize all disbursements by each Participating Company or the Trustee pursuant to the Plan;

(h)To establish or designate Investment Funds as investment options as provided in Article IV, including designating the default Investment Fund;

(i)To maintain all the necessary records of the administration of the Plan including records regarding Participants’ and Beneficiaries’ benefits hereunder;

(j)To make and publish such rules for the administration of the Plan as are not inconsistent with the terms hereof;

(k)To make findings of fact;

(l)To have all powers elsewhere conferred upon it;

(m)To appoint a Trustee hereunder;

(n)To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements;

(o)To delegate to the Company’s Benefit Committee or other committee, individuals, or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(p)To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and consultants as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan.

The Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount, form and timing of such benefits, and its decisions on such matters shall be final and conclusive on all Participants, Beneficiaries and other interested persons or entities.

8.3Compensation, Indemnity, and Liability. The Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Committee shall be paid by the Participating Companies. No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his own part taken in good faith, excepting his own willful misconduct. Without limiting the generality of the foregoing, any such decision or action taken by the Committee in reliance upon any information supplied to it by an officer of the Company or an Affiliate. the Company’s legal counsel, or the Company’s independent accountants in connection with the administration or this Plan shall be deemed to have been taken in good faith. The Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action, proceeding or question at law, and shall not be liable with respect to any action taken or omitted, in reasonable reliance, upon the advice of such counsel.

The Participating Companies shall, jointly and severally, defend, indemnify and hold harmless the Committee, each past and present member thereof, and each other employee who acts in the capacity of an agent, delegate or representative of the Committee under the Plan (hereafter, all such indemnified persons shall be jointly and severally referred to as “Plan Administration Employee”) from and against any and all losses, claims, damages, judgments, settlements, liabilities, expenses and costs (and all actions in respect thereof and any legal or other costs and expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing or defending any pending, threatened or anticipated action, claim, suit or other proceeding, whether or not in connection with litigation in which the Plan Administration Employee is a party (collectively, the “Losses”), as and when incurred, directly or indirectly, relating to, based upon, arising out of, or resulting from his being or having been a Plan Administration Employee; provided, however, that such indemnity shall not include any Losses incurred by such Plan Administration Employee arising out of his own willful misconduct.

The Plan Administration Employee shall have the right to retain counsel of his own choice to represent him provided that such counsel is acceptable to the Company, which acceptance shall not be unreasonably withheld. The Company shall pay the fees and expenses of such counsel, and such counsel shall, to the full extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by it. The Participating Companies shall be liable for any settlement of any claim against a Plan Administration Employee made with the written consent of the Company.

The foregoing right of indemnification shall inure to the benefit of the successors and assigns, and the heirs, executors, administrators and personal representatives of each Plan Administration Employee, and shall be in addition to all other indemnification and other rights to which the Plan Administration Employee may be entitled, as a matter of law, contract, or otherwise.

8.4Designation of Participating Companies. The Committee may designate any Affiliate as a Participating Company by written instrument delivered to each of the Company, the Trustee (if any), and the designated Affiliate, with such Participating Companies set forth on Appendix A of the Plan. Such written instrument shall specify the effective date of such designated participation and shall become, as to such designated Affiliate and its employees, a part of the Plan. Each designated Affiliate shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms and conditions of the Plan and any and all amendments thereto with respect to its Eligible Employees and Participants upon its submission of information to the Committee required by the terms of, or with respect to, the Plan, or upon making a contribution pursuant to the terms of the Plan. Each designated Affiliate shall authorize and designate (a) the Company as its agent to act for it in all transactions affecting the administration of the Plan and (b) the Committee to act for such Affiliate and its Eligible Employees and Participants in the same manner in which the Committee may act for the Company and its Eligible Employees and Participants hereunder.

8.5Revocation of Participation by Affiliates. The Committee may revoke the designation of any Affiliate as a Participating Company by written instrument delivered to each of the Company, the Trustee (if any), and the designated Affiliate. Appendix A hereto shall be amended to reflect the same. Such revocation shall be effective as provided in such written instrument (to the extent consistent with Section 409A). On and after the effective date of such revocation, (a) no employee of such Affiliate who is not already a Participant in the Plan shall become eligible to participate in the Plan, and (b) any active employee of such Affiliate who is a Participant in the Plan shall cease to be eligible to receive or make any contributions under the Plan effective as of the first day of the next following Plan Year.

8.6Cessation of Affiliate Status. Unless the Committee expressly provides otherwise, if a Participating Company ceases to be an Affiliate, such entity shall automatically cease to be a Participating Company without any action required by the Committee. On and after such effective date of cessation, (a) no employee of such former Affiliate who is not already a Participant in the Plan shall become eligible to participate in the Plan, and (b) any active employee of such Affiliate who is already a Participant in the Plan shall cease to be eligible to receive or make any contributions under the Plan for any time period that begins, (i) immediately after such effective date, to the extent that such cessation will not result in adverse taxation under Section 409A, or (ii) to the extent that cessation is not permitted under subparagraph (i), effective as of the first day of the next following Plan Year.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1Amendments. The Committee shall have the right to amend the Plan, in whole or in part, at any time in its discretion. Any amendment shall be in writing and executed by a duly authorized officer of the Company or a designated member of the Committee. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan that consistent with the requirements of Code Section 409A, such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions; provided, however, that no such action may reduce the amount already then credited to a Participant’s or Beneficiary’s Account without the affected Participant’s or Beneficiary’s written consent.

Notwithstanding the foregoing, the Plan may be amended at any time if required to ensure that (a) the Plan is characterized as a “top-hat plan” of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or to conform the Plan to the requirements of ERISA for “top-hat plans” or (b) the requirements of the Code for nonqualified deferred compensation plans, including Section 409A. No such amendment for this exclusive purpose shall be considered prejudicial to the interest of a Participant or a Beneficiary hereunder.

9.2Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan at any time and for any reason, in its discretion. Any action to terminate the Plan shall be taken by the Committee in the form of a written Plan amendment executed by a duly authorized officer of the Company or member of the Committee. In the event of a termination of the Plan, unpaid benefits shall continue to be an obligation of the Participating Companies and, unless otherwise expressly provided by resolution of the Committee, shall be paid as scheduled and, in all events, in a manner that is consistent with the requirements of Section 409A. If and to the extent permitted by Section 409A the Plan is terminated and the Committee expressly provides for each Participant’s Account balance to be distributed in connection with such termination, such amounts shall be distributed in a single lump sum in accordance with the timing requirements of Section 409A. The amount of any such distribution shall be determined as of the Valuation Date immediately preceding the date any such termination distribution is to be processed. Termination of the Plan shall be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1Taxation. It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Participating Companies, or taxable for federal income tax purposes to Participants or Beneficiaries, until the time that such benefits arc actually paid by a Participating Company, or the Trust, as the case may be, to any such Participant or Beneficiary. When benefits are paid hereunder, it is the intention of the Company that they shall be deductible by the Participating Companies under Code Section 162 to the full extent permitted under the Code.

10.2Compliance with Section 409A. To the extent that Section 409A is applicable to the Plan, the Plan is intended to comply with Section 409A and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A in order to preclude taxation under Section 409A. The Plan is thus intended to be drafted, administered, interpreted and construed in a manner such that no benefit under the Plan becomes subject to (a) the gross income inclusion set forth in Section 409A(a)(1)(A) or (b) the interest and additional tax set forth in Section 409A(a)(1)(B), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of such Section 409A penalties. The Participant, by participation in the Plan, consents to any interpretation of the Plan, or any amendment of the Plan, that the Company may reasonably make in furtherance of such intention. Further, to the extent that any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Section 409A, or an exemption under Section 409A, to the full extent permitted as determined by the Committee.

Any provisions of the Plan that are subject to Section 409A are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Notwithstanding any provision of the Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Participant’s employment unless such termination is also a Separation from Service.

10.3No Employment Contract. Nothing herein contained is intended to be, nor shall be construed as constituting, a contract or other arrangement between the Participating Company (or any Affiliate) and any Participant to the effect that the Participant will be employed by the Participating Company (or an Affiliate) for any specific period of time. Nothing herein contained shall be deemed to (a) give any Participant the right to be retained in the employ of the Participating Company (or any Affiliate), (b) restrict the right of the Company (or any Affiliate) to discharge any Participant at any time to the same extent as if the Plan did not exist, (c) give the Participating Company (or any Affiliate) the right to require any Participant to remain in the employ of the Participating Company (or any Affiliate), or (d) restrict any Participant’s right to terminate his employment at any time.

10.4Protective Provisions. The existence of outstanding and unpaid benefits under the Plan shall not affect in any way the right or power of the Company or any Affiliate to make or authorize any adjustments, recapitalization, reorganization or other changes in its capital structure or in its business, or any merger or consolidation of the Company or such Affiliate, or any issue of bonds, debentures, common or preferred stock, or the dissolution or liquidation of the Company or such Affiliate, or any sale or transfer of all or any part of their assets or business, or any other act or corporate proceeding, whether of a similar character or otherwise.

10.5Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise. The words “hereof,” “hereunder,” “herein,” and similar compounds of the word “here” shall refer to the entire Plan and not to any particular term or provision of the Plan.

10.6Gender and Number. Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.7Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or a Participating Company to expressly assume the obligations hereunder in the same manner and to the same extent that the Company and the Participating Company would be required to perform if no such succession had taken place.

10.8Assignment of Benefits. Except as provided in Section 5.10, the interest of a Participant or Beneficiary hereunder cannot be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

10.9Entire Plan. This amended and restated Plan supersedes all prior agreements, understandings and arrangements, oral or written, with respect to the subject matter hereof; provided that that this amended and restated Plan does not supersede any (a) Deferral Election that is in effect as of the Effective Date, and/or (b) Participant’s designation of Beneficiary in accordance with the requirements of Section 5.7.

10.10Legally Incompetent. The Committee, in its sole discretion, may direct that a payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian of such person or to the person having custody or such person, without further liability either on the part of the Company or the Participating Companies, or the Trustee (if any), for the amount of such payment to the person on whose account such payment is made.

10.11Withholding. All Deferral Contributions, Company Restorative Contributions, Company Discretionary Contributions and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Participating Company under any applicable local, state or federal law.

10.12Notice. Any notice or filing required or permitted to be given to the Committee or the Company under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified mail, as of the date shown on the postmark on the receipt for registration or certification.

10.13Governing Law and Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Plan shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas, to the extent not preempted by ERISA or other controlling federal law. Subject to Section 6.2 regarding arbitration proceedings, jurisdiction and venue of any action or proceeding relating to, or arising out of, the Plan shall be exclusively in any court of competent jurisdiction situated in Harris County, Texas, and the Participants, as the result of, and in consideration for, their participation in the Plan, freely consent and agree to the exclusivity of such jurisdiction and venue and fully waive any objection to such jurisdiction or venue including, without limitation, to the effect that it is inconvenient.

10.14Severability. In the event that any term or provision of the Plan is declared invalid and unenforceable in a final decree or order issued by an arbitrator or a court of competent jurisdiction, such declaration shall not affect the validity of the other provisions of the Plan to which such declaration of invalidity does not relate and such other terms and provisions shall remain in full force and effect.

10.15Waiver of Jury Trial. THE COMPANY AND THE PARTICIPANTS WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE OR PROCEEDING ARISING OUT OF OR RELATING TO THE PLAN, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE COMPANY AND THE PARTICIPANTS AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY.

[Execution Page Follows]

IN WITNESS WHEREOF, this amended and restated Plan is hereby approved, adopted, ratified and confirmed on behalf of the Company by its duly authorized officer, to be effective as of the Effective Date, in any number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof.

ARCHROCK SERVICES, L.P.

By:

Name:

Title:

Date:

ARCHROCK DEFERRED COMPENSATION PLAN

APPENDIX A

The Plan’s Participating Companies as or the Effective Date are as follows:

(1)Archrock, Inc.;

(2)Archrock Services, L.P.; and

(3)Archrock Services Leasing, LLC.

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